Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, ladies and gentlemen and welcome to the Cyalume Technologies Second Quarter 2010 Earnings Conference Call. My name is Tyrone and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference call. As a reminder, this conference is being recorded for replay purposes and will be available on the company’s website in addition to a transcript of the call.

With me today are the President and CEO, Derek Dunaway; and Chief Financial Officer, Mike Bielonko. Mr. Dunaway and Mr. Bielonko are going to discuss the company’s financial results for the second quarter 2010.

In compliance with SEC requirements, I’d like to read the following statement. Except for historical information, the matters discussed in the conference call are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The factors that could cause results to differ materially are included in the company’s filings with the Securities and Exchange Commission.

Forward-looking statements made during today’s conference call are only made as of the date of this conference call and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, please refer to the disclosures made in the press release issued last night.

I will now turn the call over to Derek Dunaway.

Derek Dunaway, President and Chief Executive Officer

Thank you, Tyrone. Let me give you the agenda for today’s call. First, I’ll provide a brief summary and commentary on the performance for the quarter after which I’ll turn it over to Mike to discuss the financial performance in some detail. And then I’ll discuss in further detail our performance along our different product lines and comments on the outlook for Q3.

Overall, we remain encouraged by our performance thus far this year. All areas of our business are performing well relative to the same period in 2009. Total revenue was up 18% versus Q2 of 2009 and 25% year-to-date. EBITDA was up over 100% from Q2, 2009 and is approximately 5 million year-to-date.

I’ll provide more detail and insight on the overall performance shortly, but first I’ll hand it off to Mike to discuss the financial results in some more detail. Mike?

Michael Bielonko, Chief Financial Officer

Thank you, Derek. Good morning. Revenues for the second quarter of 2010 were approximately $9.4 million, representing an increase of $1.4 million or 18% from the second quarter of 2009. This increase was driven predominantly by increases in product demand, but was also due to price increases implemented in a number of products during the fourth quarter of last year as well as the first quarter of this year.

Revenues for the second quarter of 2010 also represent an increase of approximately $500,000 over revenues for the first quarter of the year for a 6% improvement. Derek will address in his talk more details about revenues.

Our gross profit for the second quarter was approximately $4.8 million representing an increase of $1.4 over quarter two of 2009. Our gross margin improved to 51% from 42.5% in the prior year. The majority of this improvement in margins is due to a combination of several things, including additional sales of higher margin products, the previously mentioned price increases and cost controls. In addition, the amortization of inventories step up to fair value contained in the cost of sales for 2009 lowered last year’s number by about 4%, such amortization was completed in 2009.

Let me now turn to expenses. Combined expenses for the second quarter of this year for selling and marketing, general and administrative and research and development amounted to about $2.4 million. This represents a decrease from the prior year of about a $150,000 due to a number of items including timing differences, none of which are significant.

Interest expense for the second quarter was essentially flat with the prior year. The impact of higher rates on our senior debt that went into affect in the second half of 2009 were offset by lower principle balances that resulted from our monthly principle payments.

Amortization expense declined to $456,000 from $739,000 due to the impairment charges recorded for 2009 which lowered the amount of intangible assets remaining to be amortized. Pre-tax income improved to $1.4 million from a loss of $500,000 for 2009 due primarily to the increase in gross profit but also due to the lower expenses. Correspondingly the tax provision increased to $357,000 from a benefit in the prior year of $57,000.

Our effective tax rate for the second quarter of 2010 was approximately 26%. The difference from the statutory rate of 34% was largely due to changes and repatriated earnings and valuation allowances against foreign tax credits, all associated with our French subsidiary.

Let me now spend a minute on our financial condition. Cash flow improved during the second quarter of 2010, compared to the first quarter of 2010. At June 30, our cash balance was approximately $2.6 million versus $1.6 million at March 31.

During the second quarter, we also paid down our revolving line of credit by $500,000 in addition to making the regularly scheduled principle payments. This left the revolving line of credit balance at $2.7 million at June 30. Also in the first half of July, we further paid down the revolving line of credit by an additional $500,000.

On July 29, we closed on the issuance of $8.5 million of non-amortizing subordinated convertible debt, with cash only interest at a rate of 11% per annum. Net proceeds were used to reduce our senior debt, $7.2 million was applied against the senior term loan and $500,000 was applied against the revolving line of credit. With this transaction, the balance of our revolving line of credit now stands at $1.7 million, compared to $3.2 million at December 31, 2009.

During the reminder of this third quarter, we expect to make additional payments against the revolving line of credit. This transaction fulfilled our obligation to reduced senior debt by a minimum of $3 million. Given the favorable rate terms and conditions, we went beyond this minimum requirement to accomplish several other objectives. First, we were able to obtain reduced monthly amortization payments going forward that will allow us to generate additional cash flow to support operations on a timely basis.

Under our amended senior credit agreement, we will have no monthly amortization payments on the term loan until February 1, 2011, and at which time the monthly payments will be less than half of the previous monthly amounts. We also retained the right to pay down the term loan at any time without penalty should we deem that the best use of the cash on hand.

Second, we were able to revise our financial covenants. For example, what was a quarterly test for EBITDA based on that quarters performance has been changed to quarterly test based on trailing 12 month performance, which gives us much more flexibility to manage the business through the normal fluctuations in military purchasing patterns.

In addition, we received a decrease in the rates of interest charged on our senior debt, which largely offsets from a cash interest perspective, the higher rate on the new subordinated debt. Overall, we believe that this transaction is very beneficial for the company.

Thank you. At this point, I would like to turn it back over to Derek.

Derek Dunaway, President and Chief Executive Officer

Thank you very much Mike. Now, I will provide more detail on the performance and outlook for each of our revenue sectors.

First, I will discuss our U.S. Military Chemical business. We experienced a slight slowdown in the second quarter in the U.S. Military Chemical light sales, which were down about 8% to $4 million for the quarter.

Year-to-date revenues for U.S. Military Chemical are still slightly up from 2009. The reason for the slowdown, however, in the second quarter, really is mostly a timing issue that’s to do with the rollover of our main contract with the military.

This process has been completed and as a result some of the orders were pushed into the third quarter. This will result in a very strong third quarter for this business; in fact the preliminary results for July afford to be the best month in the past two years. Overall I expect this business to continue to grow from our 2009 levels.

Next, I’ll discuss the reflective business. Reflective business performed in line with expectations for the quarter, up 12% from last year of $600,000 of revenue and up 32% year-to-date. We did receive word that the solicitation for the IR Flags, which we have been pursuing, has actually been pulled and will be reissued within the next few months.

Given the unreliability that we have experienced over the past year with regard to the solicitation we did not forecast or expect that this award to take place this year, but we certainly had been hopeful it would happen. We do anticipate demand for this product to continue and for the army to purchase IR Flags as they have over the past year and a half through independent solicitations.

The international business continued to rebound very strongly from 2009. Due to very strong orders from the U.K., coupled with the fact that Q2 2009 was a slow quarter, we were up over 240% from last year on $2.3 million of revenue and a 110% or 4.4 million for the year.

The U.K. continues to be the main customer for the international business and we have seen a resurgence of purchases from some of the other European militaries. The outlook for the third quarter remained strong and we expect performance for Q3 to be on par with Q2.

The commercial business had a strong quarter as well posting an increase of 20% from last year to $800,000 in revenue. European commercial business is relatively flat compared to 2009 with most of the growth coming from the U.S. market and our new distributors there.

The second quarter ammunition revenue was flat with last year, and we remained about 20% up on the first six months from 2009, and we are continuing to pursue numerous new projects with our current partners in the ammunition business Rheinmetall and General Dynamics.

While many of these projects have multi-year development cycles, we do believe we are on pace to demonstrate additional applications for the military before the end of the year. We had hoped to see the awarding of our – of the contract for the – our next round of 40 millimeter ammunition before the end of the second quarter. This has been delayed but we still anticipate to see awarding of that contract prior to the end of the year.

The outlook for ammunition in Q3 is the continued strong performance in growth. In fact, we expect by the end of the third quarter to have achieved 90% of our total revenue for ammunition from 2009.

Lastly, I’d like to comment on two other items, the debt that we raised which Mike referenced, though it did not occur in the second quarter I just want to say a word on that. As Mike mentioned, we raised 8.5 million at the end of July through the issuance of convertible debt.

The money was used to pay down our senior debt with TD and through the transaction we have satisfied our agreements with Toronto Dominion. The transaction has afforded Cyalume a restructuring of our debt payments and substantially reduced our debt services resulting in improved cash flow to the company.

The improvements are allowing Cyalume to execute on some key strategic initiatives, including the recent hiring of Monte Pickens to the role of Executive Vice President. Monte comes to Cyalume with a wealth of experience in the defense sector as former Executive VP and Chief Operating Officer of the Allied Defense Group and will play critical role in the execution of our strategies to grow our military and the ammunition businesses.

So in summary, Q2 was a strong quarter for Cyalume where we saw continued performance improvements from 2009 on the top line. This translated into very good EBITDA numbers and improved margins generated by growth in our high margin international businesses, favorable U.S. product mix and the effect of efficiency improvements since implemented last year. The overall outlook for the third quarter remains strong and we anticipate positive year-on-year growth to continue.

So with that, I’d like to open it up for – open up the call for questions from the audience.

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions] We have a question from Paul Johnson of Nicusa Capital. Your line is open.

<Q – Paul Johnson>: Thank you, Derek. Thank you. Congratulations on a great quarter.

<A – Derek Dunaway>: Thank you.

<Q – Paul Johnson>: I assume between that and getting the bond deal done, you must be happy.

<A – Derek Dunaway>: I certainly I am, I think I’m very excited about where we stand right now.

<Q – Paul Johnson>: I would think. I just wanted to run through a couple of things just to make sure on the revenue breakout, I think I got all the numbers U.S. military, four million?

<A – Derek Dunaway>: Yeah.

<Q – Paul Johnson>: Reflective, 600,000.

<A – Derek Dunaway>: Yes.

<Q – Paul Johnson>: International, 2.3.

<A – Derek Dunaway>: Yes.

<Q – Paul Johnson>: Commercial, 800.

<A – Derek Dunaway>: Yes.

<Q – Paul Johnson>: And I didn’t get an ammo number?

<A – Derek Dunaway>: 1.7.

<Q – Paul Johnson>: 1.7, okay. Next question. Price increases, can you talk a little bit about what you did and why you did it, and it seems to be sticking, so talk a little bit about why – how you could do it I guess?

<A – Derek Dunaway>: Sure. Well, most of the price increases really called for in the contracts that we have with the DLA. So within those contracts there are provisions for some price increases, on one of the contracts they’re pretty much set at 2.5% a year and then on the larger contract it’s actually negotiated each year and that’s the contract that we have in partnership with the [inaudible] two LC industries down in North Carolina. And they were able to receive a pretty substantial price increase there. We also achieved price increases in our – in the ammunition business this year in our agreements with Rheinmetall and selling the 40 millimeter product.

<Q – Paul Johnson>: Got it. Can you talk a little bit about gross margin, obviously, terrific gross margin in the quarter, sustainable in this sort of area?

<A – Derek Dunaway>: Yes, I think it’s probably relatively sustainable. The product mix definitely did help. Our international business does yield a slightly higher, gross margin then some of our domestic business and that has represented slightly higher percentage of our total overall business. So, it may come down a little bit, but part of this is also driven by some of the efficiencies that we’ve been able to create at the plants, which I do think will continue to see as we go forward. So, while I could contract a little bit if the U.S. business continues to rebound, which we’re starting to see. I don’t think it will erode substantially.

<Q – Paul Johnson>: Got it. So high 40s is you are comfortable with?

<A – Derek Dunaway>: I think I’m comfortable.

<Q – Paul Johnson>: Okay, perfect. Can you talk – you talked little bit about the ammo business, obviously you have the relationship with Rheinmetall a couple of years old. You got the GD relationship, which is fairly new. You’ve got lots of different calibers that you’re working on. Can you just flush out the ammo opportunity a little bit more than you’ve talked about it so far?

<A – Derek Dunaway>: Yeah, sure and I guess, I’m being – I have to look somewhat vague on specifics because there is a number of projects that we’re working, but I can’t provide too much detail on at this point. What I can say is, we have a number of projects that we’re working on with both Rheinmetall and with General Dynamics, several of which are very well-defined and have scheduled to be showing demonstrations before the end of the year. And we certainly are hopeful that we’ll receive some direct funding from the military in the next year for some of the development efforts.

<Q – Paul Johnson>: The stuff coming out of all the efforts in military it sounds like there is a renewed emphasis from Washington on efficiency on looking for cost savings certainly in the conference calls I’ve been listening to you and the work you guys put out in the white paper, your solution is a significant improvement over historical ways of dealing with ammo and test. Obviously, you guys are small, they are talking about big aircraft carriers and things like that, but is that kind of emphasis filtering down to the ammo business and particularly the practice rounds and things like that or not yet?

<A – Derek Dunaway>: I think it’s starting to. I think — and we’re certainly seeing the philosophy really pretty much everywhere that we’re dealing with from the military. People are certainly looking for more efficient ways of doing contract. I’ve been to several conferences where it certainly been a topic of discussion. While I don’t see being much of an impact on our core business just because of the nature of that business, yes I do think on the ammunition business, there is a substantial impact to it and one that I believe long-term should be quite positive to us.

The economics of the solutions that we’re offering really do provide cost savings to the military. Some of the parts that we’re working on currently are just exactly targeted at that and just carving some cost out of the products. So I do think that long-term it’s a — actually near-term it’s a benefit to Cyalume and certainly ammunition. The ammunition budgets, there is a big budget for the army, for the military. So it’s certainly an area they’re going to be looking to create efficiencies, I think we’re well-positioned because of that.

<Q – Paul Johnson>: Okay, perfect. Last couple of little questions, U.S. military a little soft, a little bit lower than you expected in the June quarter, it sounds like the July has made up for that. It sounds like just timing.

<A – Derek Dunaway>: Yes.

<Q – Paul Johnson>: Okay. International, U.K. being so strong is that just again a timing issue or is there kind of a renewed focus on newer products?

<A – Derek Dunaway>: There seems to be renewed focus on the products quite frankly. It’s — last year we had a very slow year with the international business and largely that was due to some of the tightening in the — some of the European military budgets. The budget seemed to have freed-up a little bit with the U.K. We’ve seen good ordering there and we’re even seeing some of the other European NATO countries rebounding in terms of the orders that they are placing. So I do think it’s more of a return to normalcy. I mean if you go back historically, these are the types of levels that we’ve seen in 2005-2006.

<Q – Paul Johnson>: Got it. Well, congrats on a great quarter. Thanks for the answers.

<A – Derek Dunaway>: Great. Thank you, Paul.

Operator:  Thank you. [Operator Instructions]

And sir, I’m showing no further questions or comments in the queue right now. I would like to turn it over to Mr. Dunaway for any closing remarks.

Derek Dunaway, President and Chief Executive Officer

Okay. Thank you very much. Thank you everyone for attending the call. Hopefully we answered all your questions and look forward to speaking with you again in three months. Thank you.

Operator:  Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect and have a wonderful day.